                                                                    EXHIBIT 99.1



[QLT INC. LOGO]   QLT Inc.   887 Great Northern Way             t 604.707.7000
                             Vancouver, BC Canada V5T 4T5       f 604.707.7001
                                                                www.qltinc.com

n e w s    r e l e a s e

               QLT ANNOUNCES VISUDYNE(R) SALES FOR FOURTH QUARTER
                              AND FISCAL YEAR 2003

FOR IMMEDIATE RELEASE                                           JANUARY 22, 2004

VANCOUVER, CANADA--QLT Inc. (NASDAQ:QLTI; TSX:QLT) today reported that its alliance partner, Novartis, announced global Visudyne(R) (verteporfin) sales of approximately US$95.9 million for the quarter and US$357 million for the year ended December 31, 2003. Visudyne sales for the fourth quarter and the full year represent increases of 24% and 24% over sales in the fourth quarter and annual sales in 2002 respectively.

QLT will release its financial results on Wednesday, February 11, 2004, at 7:30 a.m. EST.

QLT Inc. is a global pharmaceutical company specializing in the discovery, development and commercialization of innovative therapies to treat cancer, eye diseases and niche areas for which treatments can be marketed by a specialty sales force. Combining expertise in ophthalmology, oncology and photodynamic therapy, QLT has commercialized two products to date, including Visudyne therapy, which is the most successfully launched ophthalmology product ever. For more information, visit our web site at www.qltinc.com.

QLT Inc. will hold an investor conference call to discuss year-end results and 2004 guidance on Wednesday, February 11th at 8:30 a.m. EST (5:30 a.m. PST). The call will be broadcast live via the Internet at www.qltinc.com. A replay of the call will be available via the Internet and also via telephone at 416-695-5800, access code 1524613.

                                      -30-

QLT Inc.:
---------
Vancouver, Canada
Therese Hayes / Tamara Hicks
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001

Visudyne(R) is a registered trademark of Novartis AG

QLT Inc. is listed on The Nasdaq Stock Market under the trading symbol "QLTI" and on The Toronto Stock Exchange under the trading symbol "QLT."

The financial results for Visudyne(R) sales in this press release are preliminary and unaudited and are not a complete disclosure of our quarterly or annual financial results. Certain statements in this press release constitute "forward-looking statements" of QLT within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. These statements are only predictions and actual events or results may differ materially. Factors that could cause such actual events or results expressed or implied by such forward-looking statements to differ materially from any future results express or implied by such statements are described in detail in QLT's Annual Information Form on Form 10-K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on our current expectations and QLT does not assume any obligation to update such information to reflect later events or developments, except as may be required by law.

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